Exhibit 2.1

Amendment to Agreement and Plan of Merger

This Amendment (this “Amendment”), entered into and effective as of May 17, 2022, is made to that certain Agreement and Plan of Merger (the “Original Agreement”; as amended by this Amendment and as the same may be further amended, modified and restated, the “Merger Agreement”) dated as of November 8, 2021, by and among Biotech Acquisition Company, a company incorporated as a Cayman Islands exempted company (together with its successors, including after the Conversion, the “Acquiror”), Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (“Merger Sub”), Biotech Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time for the stockholders of the Acquiror (in their capacity as such) as of immediately prior to the Effective Time and their successors and assignees in accordance with the terms and conditions of the Merger Agreement (the “Acquiror Representative”), Jean Frédéric-Viret, in the capacity as the representative from and after the Effective Time of the Earnout Participants in accordance with the terms and conditions of the Merger Agreement (the “Blade Representative”), and Blade Therapeutics, Inc., a Delaware corporation (the “Company”). The Acquiror, Merger Sub, the Acquiror Representative, the Blade Representative and the Company are collectively referred herein as the “Parties” and, each individually, as a “Party”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

Recitals

Whereas, Section 11.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed by each of the Parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

AGREEMENT

1.	Amendments.

(a)	A new definition of “Australian Note” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Note” means an unsecured convertible note issued by the Australian Subsidiary and outstanding as of immediately prior to the Blade Note Settlement.

(b)	A new definition of “Australian Note Conversion Shares” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Note Conversion Shares” means, with respect to each Australian Note, a number of shares of Blade Common Stock (rounded down to the nearest whole share) equal to the quotient of (a) the aggregate outstanding principal and accrued interest on such Australian Note as of immediately prior to the Blade Note Settlement divided by (b) $1.141.

(c)	A new definition of “Australian Noteholder” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Noteholder” means each of (a) OneVentures Healthcare Fund III and (b) OneVentures Fund Management Pty. Ltd., as general partner of OneVentures Management Partnership, LP, the general partner of OneVentures Healthcare Fund III.

(d)	A new definition of “Australian Ordinary Shares” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Ordinary Shares” means ordinary shares of the Australian Subsidiary.

(e)	A new definition of “Australian Subsidiary” is added to Section 1.01 of the Merger Agreement as follows:

“Australian Subsidiary” means Blade Therapeutics Pty. Ltd. (ACN 621 853 361).

(f)	The definition of “Blade Fully-Diluted Shares” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Blade Fully-Diluted Shares” means, without duplication, (a) the total number of shares of Blade Common Stock that are issued and outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Blade Common Stock basis, including, without limitation, (i) the number of shares of Blade Common Stock outstanding after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion (but excluding any Blade Treasury Shares outstanding immediately prior to the Effective Time), (ii) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade In-the-Money Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (iii) the ATXCo Earnout Shares and (b) all Australian Note Conversion Shares, as if such shares were issued and outstanding as of immediately prior to the Effective Time.

(g)	The definition of “Blade Stockholders” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Blade Stockholders” means, collectively, the holders of Blade Stock and the Australian Noteholders.

(h)	The definition of “Merger Consideration” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Merger Consideration” means (a) the number of shares of Acquiror Common Stock to be issued to the Pre-Closing Holders pursuant to Section 3.01(b)(i) plus (b) the number of shares of Acquiror Common Stock to be covered by Assumed Blade Options to be assumed pursuant to Section 3.01(c), on a net exercise basis, plus (c) the number of shares of Acquiror Common Stock to be issued to the Australian Noteholders under the Note Conversion and Share Exchange Deeds.

(i)	A new definition of “Note Conversion and Share Exchange Deeds” is added to Section 1.01 of the Merger Agreement as follows:

“Note Conversion and Share Exchange Deeds” means each of the Note Conversion and Exchange Deeds to be entered into prior to the Closing by and among the Australian Noteholders, Blade, the Australian Subsidiary and the Acquiror.

(j)	The definition of “Pre-Closing Holder” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Pre-Closing Holder” means (a) each Person who holds Blade Common Stock immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion) and (b) each Australian Noteholder.

(k)	The definition of “Pro Rata Share” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Pro Rata Share” means, in connection with the achievement of the Price Earnout Milestone or a Transaction Earnout Milestone and with respect to each Earnout Participant, a fraction expressed a percentage equal to (a) the sum of (x) shares of Blade Stock held by such Earnout Participant immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion), (y) all Australian Note Conversion Shares attributable to an Australian Note held by such Earnout Participant immediately prior to the Blade Note Settlement, as if such Australian Note Conversion Shares were issued, outstanding and held by such Earnout Participant as of immediately prior to the Effective Time and (z) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade Options (whether or not then vested or exercisable) held by such Earnout Participant immediately prior to the Effective Time and for which the related Assumed Blade Options (i) remain outstanding as of the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date or (ii) are exercised on or prior to the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date, divided by (b) the sum of (x) shares of Blade Stock held by all Earnout Participants immediately prior to the Effective Time (after giving effect to the Blade Warrant Settlement, the Blade Note Settlement and the Blade Preferred Stock Conversion), (y) all Australian Note Conversion Shares attributable to all Australian Notes, as if such Australian Note Conversion Shares were issued, outstanding and held by the Australian Noteholders as of immediately prior to the Effective Time and (z) the number of shares of Blade Common Stock issuable upon, or subject to, the settlement of Blade Options (whether or not then vested or exercisable) held by all Earnout Participants immediately prior to the Effective Time and for which the related Assumed Blade Options (i) remain outstanding as of the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date or (ii) are exercised on or prior to the earlier of the Price Milestone Issuance Date or the Transaction Milestone Issuance Date.

(l)	The definition of “Transaction Agreements” set forth in Section 1.01 of the Merger Agreement is deleted in its entirety and replaced as follows:

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement, the Blade Voting Agreement, the Lock-Up Agreement, the Acquiror Charter, the Acquiror Bylaws, the Note Conversion and Exchange Deeds and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

(m)	Section 3.01(a)(ii) of the Merger Agreement is deleted in its entirety and replaced as follows:

(ii) (A) all Blade Notes (other than the Australian Notes) to be converted into shares of Blade Common Stock or terminated without conversion, as applicable, in accordance with their respective terms (including, for the avoidance of doubt, the terms of the purchase documents under which such Blade Notes were acquired) and (B) all Australian Notes to be converted into Australian Ordinary Shares or terminated without conversion, as applicable, in accordance with their respective terms (including, for the avoidance of doubt, the terms of the purchase documents under which such Australian Notes were acquired and the Note Conversion and Share Exchange Deeds) (collectively, the “Blade Note Settlement”); and

(n)	The first sentence of Section 4.02 of the Merger Agreement is deleted in its entirety and replaced as follows:

The Subsidiaries of Blade, together with (i) their respective jurisdiction of incorporation or organization and (ii) names of their respective equity holders and details of equity ownership (including authorized (to the extent applicable) and outstanding shares of capital stock, in each case, prior to giving effect to the Blade Note Settlement) are set forth on Schedule 4.02 (the “Company Subsidiaries”).

(o)	Section 4.07(a) of the Merger Agreement is deleted in its entirety and replaced as follows:

(a) The outstanding shares of capital stock or other equity interests of Blade’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Prior to giving effect to the Blade Note Settlement, all of the outstanding Equity Securities in Blade’s Subsidiaries are solely owned by Blade, directly or indirectly, free and clear of any Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and pursuant to applicable Securities Laws) and have not been issued in violation of preemptive or similar rights. Other than as contemplated by the Australian Notes and except for Equity Securities owned by Blade or any wholly-owned Subsidiary of Blade, there are no Equity Securities of Blade’s Subsidiaries authorized, reserved, issued or outstanding.

(p)	Section 4.07(b) of the Merger Agreement is deleted in its entirety and replaced as follows:

(b) Other than pursuant to the Note Conversion and Share Exchange Deeds, there are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Blade’s Subsidiaries. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Blade’s Subsidiaries. Other than pursuant to the Note Conversion and Share Exchange Deeds, there are no outstanding contractual obligations of any of Blade’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any such Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of such Blade’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of Blade is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(q)	Section 4.25 of the Merger Agreement is deleted in its entirety and replaced as follows:

Section 4.25 Related Party Transactions. Except for the Contracts set forth on Schedule 4.25 and the Note Conversion and Share Exchange Deeds, there are no Contracts between Blade or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of Blade or any of its Subsidiaries or, to Blade’s knowledge, any Affiliate or family member of any of the foregoing (each of the foregoing, a “Related Person”), on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by Blade or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Blade Benefit Plans and Foreign Plans listed on Schedule 4.14(a).

(r)	Section 5.11(b) of the Merger Agreement is deleted in its entirety and replaced as follows:

(b) Except for this Agreement and the Note Conversion and Share Exchange Deeds, the Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents and the Note Conversion and Share Exchange Deeds, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of Acquiror.

(s)	Section 5.11(d) of the Merger Agreement is deleted in its entirety and replaced as follows:

(d) The Merger Consideration, when issued in accordance with the terms hereof and the Note Conversion and Share Exchange Deeds, shall be (i) duly authorized and validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with (I) all applicable Laws, including all applicable Securities Laws, and (II) all requirements set forth in (A) the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws and (B) any other applicable Contracts governing the issuance of such securities and (iii) not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Organizational Documents, the Acquiror Charter, the Acquiror Bylaws, or any Contract to which Acquiror is a party or otherwise bound, in each case, subject to receipt of the Acquiror Shareholder Approval.

(t)	Section 6.01(a)(xxi) of the Merger Agreement is deleted in its entirety and replaced as follows:

(xxi) other than the Note Conversion and Share Exchange Deeds, enter into any Contract or amend in any material respect any existing Contract with any Pre-Closing Holders, any Person that is an Affiliate of any Pre-Closing Holders, or an Affiliate of Blade or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Blade or its Subsidiaries in their capacity as an officer or director);

(u)	Section 6.01(a)(xix) of the Merger Agreement is deleted in its entirety and replaced as follows:

(xix) (A) incur, create or assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) modify the terms of any Indebtedness (other than in connection with the Blade Note Settlement and pursuant to the Note Conversion and Share Exchange Deeds), (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations, Indebtedness or Liability of any Person for Indebtedness, in each case of (A), (B), and (C), other than (1) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to Blade or its applicable Subsidiary than the Indebtedness being replaced, (2) any Indebtedness, Liability or obligation of any Person not in excess of $250,000 individually or $500,000 in the aggregate, (3) Indebtedness incurred between Blade and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (4) guarantees of Indebtedness of a wholly-owned Subsidiary of Blade otherwise incurred in compliance with this Section 6.01(a)(xix);

(v)	Section 6.01(a)(xxvi) of the Merger Agreement is deleted in its entirety and replaced as follows:

(xxvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than (A) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (B) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (A) and this clause (B) any loans made by Blade or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (C) amounts paid pursuant to Blade Benefit Plans or Foreign Plans) and (D) entry into the Note Conversion and Share Exchange Deeds; or

(w)	Section 6.05 of the Merger Agreement is deleted in its entirety and replaced as follows:

Section 6.05 Blade Approvals. Upon the terms set forth in this Agreement, Blade shall, as soon as reasonably practicable (and in any event within twenty (20) calendar days) after the Registration Statement is declared effective under the Securities Act, either, at its option, (a) seek to obtain the Required Blade Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) or (b) if Blade determines that it is not able to obtain the Written Consent, Blade shall call and hold a meeting of its stockholders in order to seek to obtain the Required Blade Stockholder Approval, and Blade shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required Blade Stockholder Approval, including enforcing the Blade Voting Agreements. Blade will not fail to make, amend, change, withdraw, modify, withhold or qualify the Blade Board Recommendation.

(x)	Section 7.02(a)(vii) of the Merger Agreement is deleted in its entirety and replaced as follows:

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than up to $1.5 million in warrants of Acquiror (in form and substance identical to the Acquiror Private Warrants) issued upon conversion of working capital loans in accordance with the IPO Prospectus and other than pursuant to the Note Conversion and Exchange Deeds) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(y)	Section 8.04(a) of the Merger Agreement is deleted in its entirety and replaced as follows:

The Parties intend, for U.S. federal income tax purposes, (i) that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and Blade are parties under Section 368(b) of the Code and (ii) that the Merger and the transactions contemplated by the Note Conversion and Exchange Deeds are part of a single integrated plan. The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-3(a) and 1.368-2(g). None of the Parties shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would be reasonably expected to cause the Merger to fail to qualify for the Intended Income Tax Treatment. The Merger shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Law). The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Income Tax Treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable factual support letters to tax advisors of the Parties. After the Closing Date, the Acquiror shall, and shall cause its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books and records in existence on the Closing Date to the extent pertaining to the qualification of Blade Common Stock as “qualified small business stock” (as defined in Section 1202 of the Code) and shall use commercially reasonable efforts to provide the Pre-Closing Holders relevant factual information included in such books and records that may be reasonably requested or required in respect of Section 1202 of the Code.

(z)	Section 9.02(d) of the Merger Agreement is deleted in its entirety and replaced as follows:

(d) Certain Ancillary Documents. Each Lock-Up Agreement, each Note Conversion and Share Exchange Deed and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof.

(aa)	Section 9.03(h) of the Merger Agreement is deleted in its entirety and replaced as follows:

(h) Certain Ancillary Agreements. Each Lock-Up Agreement, each Note Conversion and Share Exchange Deed and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof.

2.	Miscellaneous.

(a) The terms of the Merger Agreement are incorporated into this Amendment by this reference. The Merger Agreement, as referenced in any other document that the parties have executed, means the Merger Agreement as amended by, and read together with, this Amendment (as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Merger Agreement, as amended by this Amendment, together with the Schedules and Exhibits to the Merger Agreement, the Transaction Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the Transactions, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the Transactions.

(b) Each Party agrees that, except as expressly set forth in Section 1 of this Amendment, (i) the Merger Agreement remains in full force and effect and is ratified and reaffirmed, (ii) the provisions contained in the Merger Agreement will not be superseded or expanded by this Amendment, but will remain in full force and effect to the full extent provided in the Merger Agreement and (iii) in the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms of this Amendment, the terms of the Merger Agreement will govern. Except as expressly set forth in this Amendment, the execution of this Amendment will not, directly or by implication, operate as a waiver of any right, power, or remedy of any party, constitute a waiver of any provision of any of the Merger Agreement, or serve to effect a novation of any obligation thereunder.

(c) Sections 1.02, 11.01, 11.02, 11.03, 11.04, 11.06, 11.07, 11.10, 11.11, 11.12, 11.13 and 11.14 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BIOTECH ACQUISITION COMPANY

By:	/s/ Michael Shleifer
Name:	Michael Shleifer
Title:	Chief Executive Officer

BLADE MERGER SUBSIDIARY, INC.

By:	/s/ Michael Shleifer
Name:	Michael Shleifer
Title:	President

[Signature Page to Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

bLADE THERAPEUTICS, INC..

By:	/s/ Wendye Robbins, M.D.
Name:	Wendye Robbins, M.D.
Title:	Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE blade REPRESENTATIVE

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret

[Signature Page to Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE acquiror representative

biotech sponsor llc

By:	/s/ Michael Shleifer
Name:	Michael Shleifer
Title:	Managing Member

[Signature Page to Amendment to Agreement and Plan of Merger]